Direct Response Financial Services Commences Buy
                Back of up to 5,000,000 Shares of Company Stock

LOS ANGELES, January 26, 2006 - Direct Response Financial Services, Inc. (DRFL), today announced the commencement of a buy back by the Company of up to 5,000,000 shares of its common stock.

The Company anticipates that the purchases will be made, from time to time over the next six to twelve months on the open market or in privately negotiated transactions and will be funded from ongoing earnings and available working capital. This purchase will take place irrespective of the price of the stock and be subject to applicable laws.

About Direct Response Financial Services, Inc.

Direct Response Financial Services, Inc. provides financial, technology and marketing solutions for serving unbanked and under-banked consumers. The Company continues to focus on the issuance of pre-paid cash card products to Hispanics in the United States. Through its proprietary loading network, the DirectLoad Network(TM), the Company allows its customers an easy and convenient means to load their pre-paid cash cards and to obtain other financial services. Its consumer electronics retail site, located at http://www.Direct2own.com offers consumer electronics to the under-banked and unbanked. For more information on the Company please visit http://www.drfs.net or visit http://www.directcardservices.net. To learn more about its pre-paid products please visit http://www.dcsmediacard.com. And, to learn more about the Company's consumer electronics offers please visit http://www.Direct2own.com.

Statements that are not historical facts are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, government regulation, managing and maintaining growth, and the effect of adverse publicity, litigation, competition and other factors that may be identified from time to time in the Company's public announcements.

Contact:

     MCC Financial Services
     Dilek Mir, 310-453-4667 x 235
     ir@mccglobal.com
     www.drfs.net